Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form F-1 of Seadrill Limited (formerly known as New SDRL Limited) of our report dated April 12, 2018 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of Seadrill Limited, which appears in Seadrill Limited’s Annual Report on Form 20-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Uxbridge, United Kingdom

August 7, 2018